Exhibit 99.1

Tasker Products Adds Chemical Industry Veteran
to its Board of Directors

DANBURY, CT —December 18, 2006 — Tasker Products Corp. (OTC Bulletin Board: TKER), a distributor and marketer of proprietary technology effective in inhibiting pathogenic bacteria, today announced that Frederick G. Ledlow, retired president of Cyanamid of Canada (a subsidiary of American Cyanamid now American Home Products), has joined its Board of Directors. Mr. Ledlow replaces James Manfredonia who joined Tasker’s board of directors in September 2006 and has resigned his seat due to professional conflicts recently discovered.

Prior to serving as president of Cyanamid of Canada, Mr. Ledlow founded Rainbow Chemicals Ltd., an agricultural chemical company that was acquired by American Cyanamid Company.  During his 30-year tenure at Cyanamid, he was Vice President for the Americas and the Far East for Cyanamid International and also served as president of American Cyanamid’s Fibers Division.  Mr. Ledlow was also a principal in Mayfield Johnson Ledlow & Co., a venture investment company specializing in start-up businesses.  He currently serves on the board of directors of Orangeville Inn & Suites, Inc. and has served as a board director and Audit Committee Chairman for National Registry Inc.

Lanny Dacus, Tasker’s president and CEO, commented, “It is unfortunate that James Manfredonia’s existing professional responsibilities prevent him from continuing his participation on our board.  The company has benefited from his participation during his brief tenure. However, we were fortunate to have attracted a highly experienced chemical industry executive to the company’s board.  Fred Ledlow’s successes have been fueled by his entrepreneurial spirit and strong management skills.  He is a much welcomed addition to our team, as we a build proactive corporate governance committee.”

About Tasker Products

Tasker is a manufacturer, distributor and marketer of eco-chemistry products with various applications that use the pHarlo technology. The pHarlo technology utilizes a highly charged and acidified, yet stable and safe, solution that enables copper sulfate, a compound with bacteriostatic properties, to remain active throughout a wide range of pH values. The Company currently markets Close Call®, an oral hygiene breath drink, and Unifresh® Footbath, a grooming aid product for dairy cows, Pacific Blue™ Seafood Spray, an antibacterial spray for retail seafood counters and Tasker Blue®, an antibacterial solution for use in processing poultry. Tasker Products Corp. is headquartered in Danbury, Connecticut. To be added to the news distribution list or to present any questions, send an email to tasker@wallstreetir.com. Additional information about Tasker is also available at www.taskerproducts.com.

This release contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. These statements involve estimates, assumptions, known and unknown risks, uncertainties and performances, or achievements expressed or implied by the forward-looking statement. Actual future results and trends may differ materially from those made in or suggested by any forward-looking statements due to a variety of factors, including, for example, our ability to obtain new financing and/or generate revenue growth in the near future; our history of losses; our limited experience in the marketing of our products; our ability to compete with other products in our market space; and the risk of unfavorable federal regulation. Consequently, you should not place undue reliance on these forward-looking statements. We discuss these and other risks and uncertainties in greater detail in the filings we make with the Securities and Exchange Commission, including under the section entitled, “Risk Factors” in the Company’s Annual Report on Form 10-KSB as amended and our most recent report on Form 10-Q.